Exhibit 5.3

October 10, 2014

CEC Entertainment, Inc.

4441 West Airport Freeway

Irving, Texas 75062

Ladies and Gentlemen:

We have acted as special Nevada counsel to CEC Entertainment, Inc., a Kansas corporation (the “Company”) and CEC Entertainment Holdings, LLC, a Nevada limited liability company (the “Nevada Guarantor”), in connection with the filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to $255,000,000 aggregate principal amount of the Company’s 8.000% Senior Notes due 2022 (the “Exchange Notes”) and the related guarantees of such Exchange Notes (the “Exchange Guarantees”) issued pursuant to (i) that certain Indenture, dated as of February 19, 2014 (the “Indenture”), by and among the Company, the guarantors named therein, including the Nevada Guarantor (collectively, the “Guarantors”), and Wilmington Trust, National Association, as trustee; and (ii) that certain Registration Rights Agreement, dated as of February 19, 2014 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as representatives of the initial purchasers of the Original Notes (as defined below). The Exchange Notes will be issued by the Company in exchange for a like principal amount of the Company’s outstanding 8.000% Senior Notes due 2022 (the “Original Notes”) and the Exchange Guarantees will be issued by the Guarantors in exchange for the guarantees issued for the Original Notes.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Nevada Guarantor in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantees, all as referenced in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

We have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, the Indenture and the Registration Rights Agreement, (ii) the articles of organization and operating agreement of the Nevada Guarantor, (iii) the resolutions of the sole manager of the Nevada Guarantor with respect to the Exchange Notes and the Exchange Guarantees, (iv) a Nevada good standing certificate dated as of a recent date with respect to the Nevada Guarantor and (v) such other documents, agreements, instruments and limited liability company records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter. We have obtained from officers and other representatives and agents of the Nevada Guarantor and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the documents we have reviewed

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CEC Entertainment, Inc.

October 10, 2014

are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all limited liability company records made available to us by the Nevada Guarantor, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that:

1. The Nevada Guarantor is validly existing as a limited liability company and in good standing under the laws of the State of Nevada.

2. The execution and delivery by the Nevada Guarantor of the Indenture and the performance by the Nevada Guarantor of its obligations thereunder (including under its Exchange Guarantee) have been duly authorized by the Nevada Guarantor.

The opinions contained herein are subject to, and we express no opinion as to, the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, the federal Bankruptcy Code, the Uniform Fraudulent Transfer Act (as codified in NRS Chapter 112), and any other laws, rules and regulations relating to fraudulent or unlawful conveyances, distributions and transfers.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the validity of the Exchange Notes and the Exchange Guarantees, as filed with the Commission as Exhibit 5.3 to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP